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                                                                 Exhibit (h)(19)


                            FORM OF SERVICE AGREEMENT

September 23, 2002


Mr. T. Ritson Ferguson
Clarion CRA Securities, L.P.
259 Radnor-Chester Road
Radnor, Pennsylvania  19087

Dear Mr. Ferguson:

         As you know, in accordance with Section 4 of our Letter Agreement dated December 4, 2001 (the "Former Agreement"), the Former Agreement terminated September 23, 2002 pursuant to the termination of the respective Sub-Adviser and Underwriting Agreements described therein, which occurred automatically as a result of the reorganization of the Fund from a series of ING Funds Trust to a series of ING Mutual Funds effective September 23, 2002 (the "Reorganization"). However, it is the desire of both parties to enter into a new Letter Agreement providing for substantially similar services, terms and conditions and reflecting the new Sub-Adviser and Underwriting Agreements contemplated in connection with the Reorganization.

         Pursuant to a Sub-Adviser Agreement dated September 23, 2002, Clarion CRA Securities, L.P. ("CRA") serves as Sub-Adviser to the ING Global Real Estate Fund series of ING Mutual Funds (formerly a series of ING Funds Trust) (the "Fund"). ING Funds Distributor, Inc. ("IFDI"), by an Underwriting Agreement dated September 23, 2002, serves as the Distributor for this Fund.

         The parties agree as follows:

         1. Services. IFDI and/or its affiliates agree to provide wholesaling services intended to result in sales of the shares of the Fund.

         2. Compensation. In consideration of the wholesaling services provided by IFDI and/or its affiliates ("Services"), CRA agrees to compensate IFDI at a quarterly rate to be shown by the attached Schedule I as such schedule may be revised from time to time by agreement of the parties. Compensation to be paid by CRA to IFDI will be paid solely from the resources of CRA and is not in any way, directly or indirectly, paid for by, or a liability of, the Portfolios.

         3. CRA Promotional Efforts. CRA's personnel, including CRA's most senior personnel, will, at CRA's expense, assist IFDI in connection with its promotion of the Fund through efforts that will include: (i) presenting IFDI with its current and future analysis of the economy and its current and future investment program for the Fund as IFDI may reasonably request; and (ii) appearing at sales, analyst and broker-dealer presentations with representatives of IFDI as IFDI may reasonably request.


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         4. Term. The terms and conditions of this Agreement between IFDI and
     CRA are effective as of September 23, 2002. This Agreement may remain in full force and effect until termination. This Agreement may be terminated by either party hereto upon sixty (60) days' written notice to the other. This Agreement shall terminate automatically upon termination of the Sub-Adviser Agreement between CRA and ING Investments, LLC ("ING Investments") dated September 23, 2002 and/or the termination of the Underwriting Agreement between IFDI and the Fund dated September 23, 2002.

         5. Amendment. This Agreement may be amended only upon mutual agreement of the parties hereto in writing.

         6. Effect on Other Terms, Obligations and Covenants. Nothing herein shall amend, modify or supersede any contractual terms, obligations or covenants among or between IFDI, CRA and/or ING Investments previously or currently in effect, including those contractual terms, obligations or covenants contained in the Sub-Adviser Agreement and/or Underwriting Agreement referenced above.

         In witness whereof, the parties have caused their duly authorized officers to execute this Agreement.

                              ING FUNDS DISTRIBUTOR, INC.


                              -------------------------------
                              By: Michael J. Roland
                              Title: Executive Vice President
                              Date:


                              CLARION CRA SECURITIES, L.P.


                              -------------------------------
                              By: T. Ritson Ferguson
                              Title: Managing Director
                              Date:


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                                   SCHEDULE I


NAME OF FUND                            RATE
---------------------------             -------------------------------------

ING Global Real Estate Fund             One (1) payment of $25,000 payable on
                                        October 31, 2002*.



* A payment of $25,000 on each of January 31, 2002; April 30, 2002; and July 31, 2002, respectively, was contemplated under the Former Agreement between the parties, each of which has been fulfilled as of the date hereof.

         In witness whereof, the parties have caused their duly authorized officers to execute Schedule I to the Letter Agreement dated September 23, 2002 and attached hereto.



                              ING FUNDS DISTRIBUTOR, INC.


                              --------------------------------
                              By: Michael J. Roland
                              Title: Executive Vice President
                              Date:



                              CLARION CRA SECURITIES, L.P.


                              -------------------------------
                              By: T. Ritson Ferguson
                              Title:  Managing Director
                              Date:



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